Exhibit 10.1

PROGRESS SOFTWARE CORPORATION
2015 FISCAL YEAR COMPENSATION PROGRAM
FOR NON-EMPLOYEE DIRECTORS

A.	Amounts of 2015 Fiscal Year Compensation

•	Annual Board Retainer (cash): $50,000

•	Additional Annual Non-Executive Chairman Retainer (cash): $30,000

•	Committee fees (cash):
Audit Committee:    $25,000 for Chair
    $20,000 for Members
Nominating and Corporate
Governance Committee:    $12,500 for Chair
    $10,000 for Members
Compensation Committee:    $20,000 for Chair
    $15,000 for Members
Equity Component:

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$200,000 to be delivered in one installment (as set forth below under “Timing”), consisting of a combination of Options and Director Restricted Stock Units (“RSUs”). The split between Options and RSUs will be determined by each Director individually by written election made at least seven (7) calendar days in advance of the issuance of the Equity Component.

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The annual election will be expressed as a percentage of the total Equity Component (e.g., 50% in Options and 50% in RSUs) and may consist of all Options, all RSUs or any combination thereof. Such election will be irrevocable. If a Director fails to make a timely election, the Corporation will apply a 50/50 split between Options and RSUs with respect to that Director.

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The number of Options to be issued will be determined by dividing the percentage elected by the Director by the Black-Scholes value on the grant date. Options will vest in a single installment on December 1, 2015, subject to continued service on the Board, with full acceleration upon a change in control.

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The number of RSUs to be issued will be determined by dividing the percentage of RSUs elected by the Director by the fair market value of Company common stock on the date of issuance. The RSUs will be full value shares of Company common stock and will vest in a single installment on December 1, 2015, subject to continued service on the Board, with full acceleration upon a change in control.

Timing

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Annual fiscal year cash compensation will be paid in one installment at the Compensation Committee meeting in March. Amounts paid will be pro-rated for partial year service, with a fractional month of service rounded to a whole month. A Director who joins the Board other than on the first day of the fiscal year will be paid a pro-rated amount of the annual fiscal year compensation. The same proration rule will also apply to any partial year service on any committee.

B.    Initial Director Appointment Grant
Each newly elected Director shall receive an Initial Director Appointment Grant of $300,000 of Option equivalent shares at the first April or October grant date following his or her election to the Board. The split between Options and Deferred Stock Units (“DSUs”) will be determined by each Director individually by written election made at least seven (7) calendar days in advance of the issuance of the Initial Director Appointment Grant. Such election will be expressed as a percentage of the Initial Director Appointment Grant (e.g., 50% in Options and 50% in DSUs) and may consist of all Options, all DSUs or any combination thereof, with each DSU having a value equivalent to 2.0 Options; provided, however, that if the Corporation modifies the value equivalent ratio between restricted equity issued to employees and Options, such modified value equivalent ratio shall thereafter apply to any subsequent Initial Director Appointment Grant. The precise number of Options and/or DSUs to be issued to the newly elected Director will be determined by dividing the dollar amount of the Options by the Black Scholes value on the date of grant and the dollar amount of the DSUs by the fair market value of Company common stock on the date of issuance.
Options and DSUs will vest over a 60-month period, beginning on the first day of the month following the month the Director joins the Board, with full acceleration upon a change in control. Initial Director Appointment Options shall contain such other similar terms as applicable to employee options. DSUs will be settled upon a Director’s separation from service from the Board of Directors or change in control, if earlier, and not upon vesting.

C.    Stock Retention Guidelines
All non-employee Directors must hold a number of shares of the Corporation’s common stock having a fair market value equal to at least three times the Annual Cash Retainer, which for purposes of this requirement shall include vested RSUs and vested DSUs. Directors have five years to attain this guideline from the date of election to the Board.
D.    Miscellaneous
Employee Directors shall not be entitled to participate in the 2015 Director Compensation Plan.

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